Exhibit 99.1

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	(972) 364-8111	(972) 364-8217

CONCENTRA OPERATING CORPORATION ANNOUNCES SUCCESSFUL COMPLETION

OF EXCHANGE OFFER FOR SENIOR SUBORDINATED NOTES

Addison, Texas, January 6, 2005 – Concentra Operating Corporation (the “Company”) today announced the final results of its offer to exchange (the “Exchange Offer”) $155,000,000 aggregate principal amount of its outstanding 9 1/8%Senior Subordinated Notes due 2012 (the “Old Notes”) for $155,000,000 aggregate principal amount of its 9 1/8%Senior Subordinated Notes due 2012 (the “New Notes”), which have been registered under the Securities Act of 1933.

The Exchange Offer expired today at 5:00 p.m., New York City time. Based on the final count by the exchange agent, 100% of the $155,000,000 aggregate principal amount of the outstanding Old Notes was tendered for exchange.

This release shall not constitute an offer or a solicitation of an offer to exchange these securities. The Exchange Offer has and will only be made by the Exchange Offer Prospectus.

Concentra Operating Corporation, a wholly owned subsidiary of Concentra Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and repricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services. Concentra provides its services to over 135,000 employer locations and more than 3,700 insurance companies, health plans and third party administrators nationwide.

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